Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE ANNOUNCES FOURTH QUARTER 2015 RESULTS

DALLAS, TEXAS…March 10, 2016… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the fourth quarter of 2015 of $20.4 million, or $.18 per share, compared to net income of $19.9 million, or $.17 per share, in the fourth quarter of 2014.  For the full year of 2015, Kronos Worldwide reported a net loss of $173.6 million, or $1.50 per share, compared to net income of $99.2 million, or $.86 per share in 2014.  We reported a net loss in the full year of 2015 due primarily to the recognition of a non-cash deferred income tax asset valuation allowance related to our German and Belgian operations and a charge associated with the implementation of certain workforce reductions, both of which were mostly recognized in the second quarter, and the third quarter recognition of a non-cash other than temporary impairment (OTTI) charge on our investment in a marketable equity security.  The future cost savings resulting from such workforce reductions, as well as other cost reduction initiatives we plan to implement throughout the organization over the next few quarters, are expected to result in a payback of the aggregate workforce reduction charge accrued within approximately one year.  Comparability of the Company's results was also impacted by lower average TiO2 selling prices in 2015, partially offset by the favorable effects of higher sales volumes, lower manufacturing and other production costs (primarily raw materials) and the net effect of changes in currency exchange rates, as discussed further below.

Net sales of $287.0 million in the fourth quarter of 2015 were $86.5 million, or 23%, lower than in the fourth quarter of 2014.  Net sales of $1,348.8 million in the full year of 2015 were $303.1 million, or 18%, lower than in the full year 2014.  Net sales decreased in the fourth quarter and full year of 2015 as compared to the same periods of 2014 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Company's average TiO2 selling prices were 16% lower in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 14% lower in the full year as compared to 2014.  The Company's average selling prices at the end of the fourth quarter of 2015 were 4% lower than at the end of the third quarter of 2015, and 17% lower than at the end of 2014, with lower prices in all major markets.  The Company's average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the fourth quarter and the full year of 2015 were approximately 3% and 6% higher, respectively, than in same periods of 2014 due to higher sales in certain European and export markets, partially offset by lower sales in North American markets.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $25 million in the fourth quarter and by approximately $138 million in the full year 2015 as compared to the comparable periods in 2014.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Company reported a TiO2 segment loss (see description of non-GAAP information below) in the fourth quarter of 2015 of $16.6 million compared to segment profit of $34.3 million in the fourth quarter of 2014.  For the full year 2015, the Company's segment profit was $12.6 million compared to $160.5 million in 2014.  Segment profit in the full year of 2015 includes an aggregate workforce reduction charge of $21.7 million ($18.5 million, or $.16 per share, net of income tax benefit), most of which was recognized in the second quarter, $10.8 million of which is classified in cost of sales and $10.9 million of which is classified in selling, general and administrative expense.  Segment profit decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes.  Excluding the impact of the workforce reduction charge, the Company's TiO2 segment results were a segment loss of $16.4 million in the fourth quarter of 2015, and segment profit of $34.3 million in the full year of 2015.  Kronos' TiO2 production volumes were 7% higher in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 3% higher in 2015 over 2014.  We operated our production facilities at an overall average capacity utilization rate of 95% in 2015 (approximately 93%, 100%, 95% and 92% of practical capacity in the first, second, third and fourth quarters, respectively)  compared to approximately 92% in 2014 (90%, 97%, 96% and 86% in the first, second, third and fourth quarters of 2014, respectively).  Our production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at our Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  Our production rates in the fourth quarter of 2014 and the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $10 million in the fourth quarter and by approximately $40 million for the year.

Securities transactions, net in 2015 includes a third quarter aggregate non-cash charge of $12.0 million ($7.8 million, or $.07 per share, net of income tax benefit) for an OTTI charge on our investment in a marketable equity security.

The Company's income tax expense in 2015 includes an aggregate non-cash deferred income tax expense of $159.0 million ($1.37 per share) related to the recognition of a deferred income tax asset valuation allowance related to our German and Belgian operations, most of which was recognized in the second quarter ($6.4 million, or $.06 per share, was recognized in the fourth quarter).  The Company's income tax expense in 2014 includes an aggregate non-cash income tax benefit of $5.1 million ($.04 per share) related to a net reduction in our reserve for uncertain tax positions, most of which was recognized in the second quarter.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015
	(Unaudited)

Net sales	$373.5	$287.0	$1,651.9	$1,348.8
Cost of sales	293.8	261.8	1,302.2	1,156.5

Gross margin	79.7	25.2	349.7	192.3

Selling, general and administrative expense	46.0	40.7	191.9	178.0
Other operating income (expense):
Currency transactions, net	1.2	(.7)	4.0	(.1)
Other expense, net	(.8)	(.4)	(1.6)	(1.7)
Corporate expense	(2.6)	(3.1)	(10.5)	(13.6)

Income (loss) from operations	31.5	(19.7)	149.7	(1.1)

Other income (expense):
Trade interest income	.2	-	.3	.1
Other interest and dividend income	.1	.2	.7	.7
Securities transactions, net	-	-	-	(12.0)
Interest expense	(4.4)	(5.2)	(17.0)	(18.5)

Income (loss) before income taxes	27.4	(24.7)	133.7	(30.8)

Income tax expense (benefit)	7.5	(4.3)	34.5	142.8

Net income (loss)	$19.9	$(20.4)	$99.2	$(173.6)

Net income (loss) per basic and diluted share	$.17	$(.18)	$.86	$(1.50)

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	116	119	496	525
Production volumes	123	131	511	528

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT (LOSS) TO
INCOME (LOSS) FROM OPERATIONS
 (In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015

Segment profit (loss)
Before workforce reduction charge	$34.3	$(16.4)	$160.5	$34.3
Workforce reduction charge	-	(.2)	-	(21.7)

Total segment profit (loss)	34.3	(16.6)	160.5	12.6

Adjustments:
Trade interest income	(.2)	-	(.3)	(.1)
Corporate expense	(2.6)	(3.1)	(10.5)	(13.6)

Income (loss) from operations	$31.5	$(19.7)	$149.7	$(1.1)

IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2015 vs. 2014	2015 vs. 2014

Percentage change in sales:
TiO2 product pricing	(16)%	(14)%
TiO2 sales volume	3	6
TiO2 product mix	(3)	(2)
Changes in currency exchange rates	(7)	(8)

Total	(23)%	(18)%